UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SABA SOFTWARE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2400 Bridge Parkway

Redwood Shores, California 94065-1166

September 27, 2010

To our Stockholders:

You are cordially invited to attend the annual meeting of stockholders of Saba Software, Inc. (“Saba”). The annual meeting will be held on Wednesday, November 17, 2010, at 9:00 a.m., Pacific Time, at our corporate headquarters located at 2400 Bridge Parkway, Redwood Shores, California 94065-1166.

The actions expected to be taken at the annual meeting are described in detail in the attached proxy statement and notice of annual meeting of stockholders.

Included with the proxy statement is a copy of our annual report on Form 10-K for the fiscal year ended May 31, 2010. We encourage you to read our Form 10-K. It includes information on our operations, markets, products and services, as well as our audited financial statements.

Please use this opportunity to take part in the affairs of Saba by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please vote over the Internet or by telephone, or complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope. Voting over the Internet or by telephone, or returning the proxy, does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

We look forward to seeing you at the annual meeting.

Sincerely,

/s/ BOBBY YAZDANI

Bobby Yazdani

Chairman of the Board and

Chief Executive Officer

SABA SOFTWARE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 17, 2010

TIME AND DATE	9:00 a.m., Pacific Time, on November 17, 2010

LOCATION	2400 Bridge Parkway Redwood Shores, California 94065-1166

PROPOSALS	(1) To elect one director to serve until our 2013 annual meeting of stockholders or until his successor is duly elected or appointed.

(2) To ratify the appointment by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2011.

(3) To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

RECORD DATE	You are entitled to vote at the annual meeting and any adjournment or postponement thereof if you were a stockholder of record as of the close of business on September 20, 2010.

VOTING	YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE PROMPTLY TO ENSURE YOUR PRESENCE AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. You may vote your shares over the Internet, by telephone or by marking, signing, dating and returning the proxy card in the enclosed postage-prepaid envelope. Voting instructions are printed on the proxy card included with this proxy statement. If you vote over the Internet or by phone, or send in your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors,

/s/ PETER E. WILLIAMS III

Peter E. Williams III

Secretary

Redwood Shores, California

September 27, 2010

SABA SOFTWARE, INC.

2400 Bridge Parkway

Redwood Shores, California 94065-1166

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

November 17, 2010

ABOUT THE MEETING

Why am I receiving these proxy materials?

The Board of Directors of Saba Software, Inc., a Delaware corporation, is furnishing these proxy materials to you in connection with the solicitation by Saba of proxies for our 2010 annual meeting of stockholders. The annual meeting will be held at our corporate headquarters located at 2400 Bridge Parkway, Redwood Shores, California 94065-1166, on November 17, 2010 at 9:00 a.m., Pacific Time. You are invited to attend the annual meeting and are entitled and requested to vote on the proposals outlined in this proxy statement.

This proxy statement and the accompanying proxy will be first sent by mail to our stockholders on or about October 5, 2010.

Who is entitled to vote at the annual meeting?

Only stockholders of record at the close of business on September 20, 2010 will be entitled to vote at the annual meeting. On this record date, there were 28,030,043 shares of common stock outstanding and entitled to vote. Each holder of our common stock, par value $0.001 per share, is entitled to one vote for each share of common stock owned as of the record date.

Stockholder of Record: Shares Registered in Your Name

If on September 20, 2010 your shares were registered directly in your name with our transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on September 20, 2010 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What proposals will be voted on at the Annual Meeting?

At the annual meeting, our stockholders will be asked to vote on:

1. The election of one Class I director to serve until the 2013 annual meeting of stockholders or until his respective successor is duly elected or appointed.

2. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2011.

3. Any other business that may properly come before the annual meeting and any adjournment or postponement thereof.

What are the recommendations of the Board of Directors?

The Board of Directors recommends a vote:

1. “FOR” the election of Joe E. Kiani to serve as a Class I director through the 2013 annual meeting of stockholders.

2. “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2011.

3. “FOR” or “AGAINST” other matters that come before the annual meeting, as the proxy holders deem advisable.

How do I vote my shares?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, or by proxy via the Internet, by telephone or by mailing the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote via the Internet or by telephone, follow the instructions set forth on the enclosed proxy card. Stockholders submitting proxies over the Internet or by telephone should not mail the proxy card.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

What are “broker non-votes”?

Broker non-votes occur when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal, or has discretionary voting power but does not vote. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, a broker governed by New York Stock Exchange (“NYSE”) Rule 452 can use its discretionary voting power to vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Routine matters include, among other things, the ratification of the appointment of independent auditors. Non-routine matters include, among others, the election of directors. Brokers, banks and other nominees that do not have discretionary voting power cannot vote the shares without voting instructions from the beneficial owner, regardless of whether the matters are considered “routine” or “non-routine.” Shares registered in “street name” for which proxies are voted or marked “abstain” on some, but not all, matters to come before the annual meeting will be counted as present for quorum purposes, but will not be considered as voting as to those matters with respect to which no vote is indicated.

What constitutes a quorum?

A majority of the outstanding shares of our common stock as of the record date must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a “quorum.” All shares present in person or represented by proxy shall be counted as being present at the annual meeting, including properly executed proxies marked “abstain” as well as broker non-votes.

What is the voting requirement to approve each of the proposals?

Proposal No. 1. The nominee for Class I director receiving the greatest number of affirmative votes of the shares of our common stock present in person, or represented by proxy, and entitled to vote at the annual meeting will be elected as a Class I director, provided a quorum is present and voting. Because directors are elected by a plurality vote (whereby the candidates receiving the greatest number of affirmative votes cast will be elected), abstentions and broker non-votes, if any, will not be counted toward a nominee’s total and therefore will have no effect on the results of the election of the nominee. Brokers, banks, and other nominees holding shares for holders who have not given specific voting instructions are not permitted to vote in their discretion with respect to Proposal No. 1. If you do not instruct your broker, bank or other nominee how to vote, your broker, bank or other nominee may not vote with respect to this proposal and will report the number of shares beneficially owned by the holder as “non-votes.”

Proposal No. 2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the shares of our common stock present in person, or represented by proxy, and entitled to vote at the annual meeting. If you do not provide specific voting instructions, brokers subject to NYSE Rule 452 may exercise discretionary voting power to vote your shares “for” or “against” Proposal No. 2. Broker non-votes, if any, will not be counted as having been voted on Proposal No. 2 and will have no effect on the outcome of the vote. Abstentions have the same effect as an “Against” vote on Proposal No. 2.

What if I return a proxy card but do not make specific choices?

For Stockholders of Record: If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “For” the election of the nominated director and “For” the ratification of the appointment of Ernst & Young LLP. If any other matter properly comes before the stockholders for a vote at the annual meeting, the proxyholder (one of the individuals named on your proxy card) will vote your shares in accordance with his best judgment.

For Shares Held in Street Name: If your shares are held in street name, your brokerage firm, bank, broker-dealer or nominee will ask you how you want your shares to be voted. If you provide voting instructions, your shares must be voted as you direct. If you do not furnish voting instructions to brokerage firms that are governed by NYSE Rule 452, one of two things can happen, depending upon whether a proposal is “routine.” Under NYSE Rule 452, brokerage firms have discretion to cast votes “for” or “against” routine matters, such as the ratification of the appointment of an independent auditor, without voting instructions from their clients. Brokerage firms are not permitted, however, to cast votes on “non-routine” matters, such as the election of directors, without such voting instructions. If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors.

Who will tabulate the votes?

A representative of BNY Mellon Shareowner Services, our transfer agent, will act as the inspector of elections for the annual meeting and will tabulate the stockholder votes, abstentions and broker non-votes at the meeting.

Can I change my vote after submitting my proxy?

You may revoke your proxy at any time before the final vote at the annual meeting. You may do so by one of the following three ways:

•

if you voted your proxy by mail, by submitting another proxy card bearing a later date or by sending a written notice of revocation to our Secretary at 2400 Bridge Parkway, Redwood Shores, California 94065-1166;

•

if you voted your proxy via the Internet or by telephone, by voting again using the same method used for the original vote (i.e. the Internet or telephone) so long as you retain the proxy card referencing your voter control number; or

•	attending AND voting in person at the annual meeting.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

How can I find out the voting results?

We will announce the preliminary results at the annual meeting and publish the final results in a Current Report on Form 8-K within four business days after the end of the meeting.

How can I avoid having duplicate copies of the proxy statements sent to my household?

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports, which results in cost savings for us. The practice of “householding” means that only one copy of the proxy statement and annual report will be sent to multiple stockholders in a stockholder’s household. We will promptly deliver a separate copy of either document to any stockholder who contacts our Investor Relations department at 2400 Bridge Parkway, Redwood Shores, California 94065-1166 requesting such copies. If a stockholder is receiving multiple copies of the proxy statement and annual report at the stockholder’s household and would like to receive a single copy of those documents for a stockholder’s household in the future, that stockholder should contact his, her or its broker, other nominee record holder, or our investor relations department to request mailing of a single copy of the proxy statement and annual report.

When are stockholder proposals due for next year’s annual meeting?

You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Requirements for stockholder proposals to be considered for inclusion in our proxy materials—Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of our stockholders by submitting their proposals in writing to our Secretary in a timely manner. In order to be included in the proxy statement for the 2011 annual meeting of stockholders, stockholder proposals must be received by our Secretary no later than June 7, 2011 and no earlier than April 9, 2011, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting—If a stockholder is not seeking inclusion of a proposal in our proxy statement, but would like to bring a proposal before the meeting. the stockholder must provide to our Secretary timely written notice of the proposals. To be timely for our 2011 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received at 2400 Bridge Parkway, Redwood Shores, California 94065-1166 not less than 90 days prior to the date of the annual meeting. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of our shares which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. We do not intend to entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

The notice of annual meeting of stockholders, this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2010, are available at http://www.saba.com/company/investor_relations. Information on our website, other than these materials, is not a part of these proxy solicitation materials.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The number of directors on our Board of Directors is currently fixed at seven. Our Certificate of Incorporation divides our Board of Directors into three classes designated Class I, Class II and Class III. The members of each class of directors serve staggered three-year terms. Our Board of Directors is currently composed of the following seven members:

Class	Directors	Expiration of Term
I	Joe E. Kiani and George A. de Urioste	2010 annual meeting of stockholders
II	Bobby Yazdani, Dow R. Wilson and William V. Russell	2011 annual meeting of stockholders
III	William M. Klein and William N. MacGowan	2012 annual meeting of stockholders

At each annual meeting of stockholders, directors will be elected for a full term of three years to succeed those directors whose terms are expiring. Directors will be elected by a plurality of votes cast.

Our Board of Directors has adopted an amendment to our bylaws that reduces the size of our Board of Directors from seven directors to six directors (and the number of Class I directors from two to one), effective as of the 2010 annual meeting. Accordingly, at the annual meeting, the stockholders will elect one Class I director to serve a three year term until the election and qualification of a successor at the 2013 annual meeting of stockholders, until a successor is otherwise duly elected or appointed and qualified or until the director’s earlier resignation or removal. Our Board of Directors has nominated Joe E. Kiani for election as a Class I director. Our Board of Directors has no reason to believe that Mr. Kiani will be unable or unwilling to serve as a nominee or as a director, if elected.

Our Corporate Governance and Nominating Committee is currently in the process of identifying a new candidate to serve as a Class I director on our Board of Directors. If an acceptable candidate is identified and approved by our Board of Directors, the Board of Directors intends to amend our bylaws to increase the size of our Board of Directors to seven (and the number of Class I directors to two) to accommodate the additional director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEE NAMED ABOVE.

Information Regarding the Nominee and Other Directors

Nominee for Class I Director for a Term Expiring in 2013

Name	Age	Principal Occupation and Business Experience
Joe E. Kiani	46	Chairman and Chief Executive Officer of Masimo Corporation. Joe E. Kiani has been a Director of Saba since July 1997. Mr. Kiani is the Founder of Masimo Corporation, a provider of signal processing and sensor technology to the medical device industry, and has served as its Chief Executive Officer and Chairman of the Board since Masimo’s inception in 1989. Mr. Kiani holds a B.S. and M.S. from San Diego State University. Mr. Kiani is a member of the Compensation and Corporate Governance and Nominating Committees of Saba’s Board of Directors. Mr. Kiani provides us with a wide range of operational and strategic expertise gained from his long standing service as a director of our company in addition to his experience as founder, chairman and chief executive officer of a publicly traded company. Mr. Kiani brings to the Board of Directors invaluable business and management experience.

Incumbent Class I Director Whose Term Expires in 2010

Name	Age	Principal Occupation and Business Experience
George A. de Urioste	55	George A. de Urioste has been a Director of Saba since January 2008. From January 2008 to October 2008, Mr. de Urioste served as Acting Chief Operating Officer and Interim Chief Financial Officer of Marvell Technology Group Ltd., a semiconductor provider. From November 2004 to March 2006, Mr. de Urioste served as the Chief Operating Officer and Chief Financial Officer of Chordiant Software, a provider of enterprise software for customer service and marketing processes. From June 2000 to July 2003, Mr. de Urioste was the Chairman and Chief Executive Officer of Aeroprise, Inc., a private mobile workflow management software company that he co-founded in 2000. From March 1993 to July 1998, Mr. de Urioste was the Chief Financial Officer and Vice President of Finance and Operations for Remedy Corporation, a provider of enterprise software. Mr. de Urioste holds a B.S. from the University of Southern California and an M.B.A. from the University of California at Berkeley. Mr. de Urioste is a Certified Public Accountant. Mr. de Urioste is currently the Chairman of the Audit Committee. Mr. de Urioste’s term as a director will expire at the 2010 annual meeting of stockholders. Mr. de Urioste has significant software industry experience and senior management experience, previously serving in chief financial officer and chief operating officer roles. In addition to Mr. de Urioste’s financial reporting and audit expertise, Mr. de Urioste has extensive knowledge of the complex financial and operational issues facing publicly-traded companies, and a deep understanding of accounting principles and financial reporting rules and regulations.

Incumbent Class II Directors Whose Term Expires in 2011

Name	Age	Principal Occupation and Business Experience
Bobby Yazdani	47	Our Chairman and Chief Executive Officer. Bobby Yazdani founded Saba, has been a Director of Saba since our inception in April 1997 and has served as Saba’s Chairman of the Board and Chief Executive Officer since September 2003. From February 2003 through September 2003, Mr. Yazdani served as Saba’s President and Chief Operating Officer. From April 1997 until February 2003, Mr. Yazdani served as Saba’s Chairman of the Board and from April 1997 until March 2002, Mr. Yazdani served as Chief Executive Officer. From 1988 until founding Saba, Mr. Yazdani served in various positions at Oracle, most recently as Senior Director. Mr. Yazdani holds a B.A. from the University of California, Berkeley. Mr. Yazdani’s status as founder of Saba, as well as his tenure as our Chief Executive Officer and Chairman of the Board of Directors, brings invaluable experience to the Board of Directors. Mr. Yazdani is uniquely familiar with our business, structure, culture and history, has deep domain knowledge of Saba’s markets and, as Chief Executive Officer, is most knowledgeable about the state of our business, the business risks we face and management’s strategy and plans for accomplishing the company’s goals.

William V. Russell	58	William V. Russell has been a director of Saba since January 6, 2010. From 1980 to 2003, Mr. Russell served in a number of executive management roles in a 23-year career at Hewlett-Packard, including the leadership of HP’s Enterprise Systems Group, its Software Solutions Group, and its Global Alliances Organization. Mr. Russell serves on the Board of Directors of PROS and several private companies. Previously, Mr. Russell served on the Board of Directors of webMethods, and Cognos. Mr. Russell holds a B.S. from Edinburgh University. Mr. Russell is a member of the Audit and Compensation Committees of Saba’s Board of Directors. Mr. Russell’s tenure at Hewlett-Packard has provided him with extensive software industry experience. As a result of operating Hewlett-Packard’s multi-billion dollar software business, Mr. Russell has knowledge of large-scale software operations, including sales, marketing, development and finance, as well as strategic planning and leadership. In addition, Mr. Russell’s current and past service on the boards of other public and private companies also exposed him to best practices and approaches that are beneficial to us.

Dow R. Wilson	51	Executive Vice President of Varian Medical Systems. Dow R. Wilson has been a Director of Saba since August 2006. Mr. Wilson is Executive Vice President of Varian Medical Systems, a company that designs and manufactures advanced equipment and software products for treating cancer with radiation, and President of its Oncology Systems division. Mr. Wilson joined Varian in 2005, following a 19-year career with General Electric, a diversified industrial corporation, in a variety of senior management positions in both the United States and Europe. Most recently, Mr. Wilson served as CEO for GE Healthcare-Information and Patient Monitoring Technologies. Prior to that, he served as Global General Manager for a number of GE’s imaging businesses, including, X-ray, Functional Imaging, and Computed Tomography. He also ran GE’s Lexan Sheet business in Europe. Mr. Wilson holds a B.A. from

Brigham Young University and an M.B.A. from the Amos Tuck School of Business at Dartmouth College. Mr. Wilson is Chairman of the Corporate Governance and Nominating Committee and a member of the Audit Committee of Saba’s Board of Directors. Mr. Wilson has extensive executive management experience at large, global organizations providing him with critical insights to the operational requirements of a global company. As a result, Mr. Wilson brings to the Board of Directors knowledge of executive management, corporate and business unit strategies, and operational expertise.

Incumbent Class III Directors for a Term Expiring in 2012

Name	Age	Principal Occupation and Business Experience
William M. Klein	53	William M. Klein has been a Director of Saba since September 9, 2009. Mr. Klein served as Chief Financial Officer of BEA Systems from January 2000 to February 2005 and was in charge of Corporate Development for the Company from February 2005 until it was acquired by Oracle Corporation in May of 2008. Prior to joining BEA Systems, Mr. Klein held senior management positions with Hewlett-Packard Company from 1986 to 2000 including Vice President and Chief Financial Officer of the Inkjet Imaging business. Prior to Hewlett-Packard, Mr. Klein was a Senior Manager with PricewaterhouseCoopers LLP. Mr. Klein holds a B.S. from California State University, Chico and is a Certified Public Accountant. Mr. Klein is a member of the Audit and Compensation Committees of Saba’s Board of Directors. Mr. Klein’s service as both the chief financial officer and vice president of corporate development of a publicly traded, high growth software company has given him expertise in planning, operations, mergers and acquisitions, compliance and finance matters. As a result, Mr. Klein brings to the Board of Directors invaluable financial, business and management expertise.

William N. MacGowan	53	William N. MacGowan has been a Director of Saba since September 22, 2009. Mr. MacGowan has served as Executive Vice President, Human Resources for Newmont Mining Corporation since February 2010. Prior to joining Newmont Mining Corporation, Mr. MacGowan served as the Chief Human Resources Officer and Executive Vice President of People and Places of Sun Microsystems, Inc. (“Sun”) from April 2006 to January 2010. Mr. MacGowan joined Sun in May 2000 and, prior to his appointment to serve in his current position, he served in various executive and senior management human resources positions, including Senior Vice President, Human Resources, from April 2004 to April 2006, Vice President, Human Resources, Global Centers of Expertise, from May 2003 to April 2004, Vice President, Human Resources, Systems, Storage and Operations, from May 2002 to May 2003 and Vice President, Human Resources, Enterprise Services, from May 2000 to May 2002. Prior to joining Sun, Mr. MacGowan held executive and senior management human resources positions at Quest Diagnostics Incorporated, Allergan, Inc. and Northrop Grumman Corporation. Mr. MacGowan holds a B.A. from Claremont McKenna College. Mr. MacGowan is Chairman of the Compensation Committee and a member of the Corporate Governance and Nominating Committee of Saba’s Board of Directors. Mr. MacGowan has deep domain expertise in our principal markets from serving in executive level human resources positions at large, global organizations. As a result, in addition to knowledge of general business operations at these organizations, Mr. MacGowan possesses expertise in human resources best practices as well as insight into the community of human resources executives that provide a critical perspective regarding our solutions.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected and the Board of Directors has ratified Ernst & Young LLP, an independent registered public accounting firm, as our independent registered public accounting firm for the fiscal year ending May 31, 2011. Ernst & Young LLP has audited our financial statements for each fiscal period since our inception in 1997. Representatives of Ernst & Young LLP are expected to attend the annual meeting, where they will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

If the stockholders fail to ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in our best interests and in the best interests of our stockholders.

We have been informed by Ernst & Young LLP that they are not aware of any relationships between Ernst & Young LLP and us that, in their professional judgment, may reasonably be thought to bear on their independence. In making its recommendation to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2011, the Audit Committee has considered whether services other than audit and audit-related services provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MAY 31, 2011.

Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended May 31, 2010 and May 31, 2009 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal 2010	Fiscal 2009
Audit Fees(1)	$1,314,142	$1,483,027
Audit-Related Fees(2)	$1,815	$15,145
Tax Fees(3)	$116,525	$35,000
All Other Fees(4)	$71,964	$25,125

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of Saba’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, including registration statements.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advisor and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance and tax planning.
(4)	All Other Fees consist of fees for products and services other than the services reported above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval.

CORPORATE GOVERNANCE

Code of Ethics and Business Code of Conduct

We have adopted a Code of Ethics that applies to, among others, our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, which is designed to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. We have also adopted a Business Code of Conduct which applies to all of our employees, including our officers and directors. The Code of Ethics and the Business Code of Conduct are available on our website under “Investor Relations—Corporate Governance” at www.saba.com. To the extent required by law, any amendments to, or waivers from, any provision of the Code of Ethics or Business Code of Conduct will be promptly disclosed to the public. To the extent permitted by such legal requirements, we intend to make such public disclosure by posting the relevant material on our website in accordance with Securities and Exchange Commission rules.

Independence of the Board of Directors

Our Board of Directors has determined that, with the exception of Bobby Yazdani, all of its other members are “independent directors” as that term is defined in the Nasdaq listing standards. Mr. Yazdani, our Chairman and Chief Executive Officer, is not an independent director by virtue of his employment with us.

In making this determination, our Board of Directors found that none of the directors or nominees for director had a material or other disqualifying relationship with us. In determining the independence of Messrs. Kiani and Wilson, our Board of Directors took into account the fact that they serve as executive officers at companies that are our customers, and the amounts paid to us by such customers. The Board does not believe that these relationships would interfere with Messrs. Kiani’s or Wilson’s exercise of independent judgment in carrying out their responsibilities as a director.

Leadership Structure of the Board of Directors

Our Board of Directors believes that our current practice of combining the roles of Chairman of the Board and Chief Executive Officer, which are held by Mr. Yazdani, provides an effective leadership structure for our company given the size of our Board, Mr. Yazdani’s role in founding our company and his extensive knowledge of our business and industry. As Chief Executive Officer, Mr. Yazdani is intimately involved in our day-to-day operations and thus is in a position to elevate important business issues for consideration by the Board.

Meetings and Committees of the Board of Directors

During our fiscal year ended May 31, 2010, our Board of Directors met 10 times. No current director attended fewer than 75% of all the meetings of the Board of Directors and its committees on which he served after becoming a member of the Board of Directors. The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. The current members of these standing committees are identified in the table below:

Director	Audit	Compensation	Corporate Governance and Nominating Committee
Joe E. Kiani		X	X
William M. Klein	X	X
George de Urioste	Chair
Dow R. Wilson	X		Chair
Bobby Yazdani
William N. MacGowan		Chair	X
Williams V. Russell	X	X

The Audit Committee

During our fiscal year ended May 31, 2010, the Audit Committee held 7 meetings. The Audit Committee oversees our accounting and financial reporting processes and audits of our financial statements. The Audit Committee reviews, acts on and reports to our Board of Directors with respect to various auditing and accounting matters. The Audit Committee reviews and monitors our corporate financial reporting and external audits, including, among other things, our internal control functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal matters that have significant impact on our financial reports. In addition, the Audit Committee is responsible for the appointment and oversight of our independent registered public accounting firm, including with respect to setting compensation for our independent registered public accounting firm. See “Report of the Audit Committee of the Board of Directors” on page 33 of this proxy statement. Our Board of Directors adopted and approved a charter for the Audit Committee on October 21, 1999. The charter for the Audit Committee has been subsequently amended at various times to reflect relevant provisions of the Sarbanes-Oxley Act of 2002 and The NASDAQ Stock Market rules. A copy of the Audit Committee charter, as amended to date, can be viewed on our website at http://www.saba.com/company/investor_relations/corporate governance.

The Audit Committee is composed solely of non-employee directors, as such term is defined in Rule 16b-3 under the Exchange Act and the Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 5605(a)(2) of the Marketplace Rules of the Nasdaq Stock Market, Inc. and are “independent” as that term is defined in Section 10A of Exchange Act and Rule 10A-3(b)(1) thereunder. The Board has further determined that Mr. de Urioste, Chairman of the Audit Committee, and Mr. Klein each satisfies the requirements for serving as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act, and the Board has designated each of Mr. de Urioste and Mr. Klein as our “audit committee financial experts.” The Audit Committee is currently comprised of four members. Following the 2010 annual meeting of stockholders, Mr. Klein will become the Chairman of the Audit Committee and the Audit Committee will consist of three members.

The Compensation Committee

During our fiscal year ended May 31, 2010, the Compensation Committee held 4 meetings. The Compensation Committee’s function is to assist our Board of Directors in establishing salaries, incentives and other forms of compensation for executive officers and other key employees. The Compensation Committee receives input from both our executive officers and from compensation consultants retained from time to time regarding compensation decisions. With respect to fiscal year 2010 compensation, the Compensation Committee retained Compensia, Inc., an independent compensation consulting firm to assist us in evaluating our compensation practices and programs with respect to our executive officers and directors. With respect to fiscal 2011 compensation, the Compensation Committee has retained Towers Watson, an independent compensation consulting firm, to assist us in evaluating our compensation practices and programs with respect to our executive officers and directors. For further discussion of our processes and procedures for considering and determining executive compensation, see “Compensation Discussion and Analysis” on page 17 of this proxy statement.

The members of the Compensation Committee currently are Mr. Kiani, Mr. Klein, Mr. MacGowan and Mr. Russell, with Mr. MacGowan serving as the Chairman of the Compensation Committee. Each of Messrs. Kiani, Klein, MacGowan and Russell is an independent director within the meaning of Rule 5605(a)(2) of the Marketplace Rules of the Nasdaq Stock Market, Inc. A copy of the Compensation Committee charter, as amended to date, can be viewed on our website at http://www.saba.com/company/investor_relations/corporate governance.

The Corporate Governance and Nominating Committee

During our fiscal year ended May 31, 2010, the Corporate Governance and Nominating Committee held 2 meetings. The Corporate Governance and Nominating Committee oversees the operation of our Board of

Directors, the selection, nomination and evaluation of directors, and the establishment and implementation of our policies and programs regarding internal governance and legal and ethical conduct.

The Corporate Governance and Nominating Committee is authorized to assist the Board of Directors in selecting the candidates who will be presented to our stockholders for election to serve on our Board of Directors. In the alternative, the Board of Directors may determine selections of nominees to serve on our Board of Directors.

Nominees are selected after an interview process that includes efforts to determine the qualifications and experience that the director candidate possessed in order to be able to fulfill the requirements the Board of Directors has identified as characteristics that are important for new director nominees. In reviewing potential candidates for the Board of Directors, the Board of Directors considers a range of factors, including the individual’s training and industry experience with a focus on area of experience that the Board of Directors believes can be helpful to the development of our business. Some criteria that the Board of Directors considers include experience in human capital development and management solutions and related industries, the general business or other experience of the candidate, our needs for an additional or replacement director, the personality of the candidate, the candidate’s interest in our business, experience in the human resources area, experience with corporate development and transactional matters, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to get involved and ability to bring to us experience and knowledge in areas that are most beneficial to us as a company. Nominees to the Board of Directors are selected only if they receive support of a majority of the independent members of the Board of Directors. The Corporate Governance and Nominating Committee recently engaged a professional search firm, to which it has paid a fee to assist in identifying and evaluating potential nominees to the Board.

While Saba does not have a formal diversity policy, the Corporate Governance and Nominating Committee assesses the diversity of experience of the director nominees particularly in the areas of (i) management, (ii) strategic planning, (iii) accounting and finance, (iv) corporate governance and (v) experience in the software and related industries. The Corporate Governance and Nominating Committee monitors its assessment of diversity of experience as part of the annual self-evaluation process.

The Corporate Governance and Nominating Committee will consider and make recommendations to our Board of Directors regarding any stockholder recommendations for candidates to serve on our Board of Directors. However, it has not adopted a formal process for that consideration because it believes that the informal consideration process will be adequate given the historical absence of stockholder proposals. The Corporate Governance and Nominating Committee will review periodically whether a more formal policy should be adopted. Stockholders wishing to recommend candidates for consideration by the Corporate Governance and Nominating Committee may do so by writing to our Secretary, 2400 Bridge Parkway, Redwood Shores, California 94065-1166, providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating stockholder’s ownership of our common stock at least 90 days prior to the next annual meeting to assure time for meaningful consideration by the Corporate Governance and Nominating Committee.

There are no differences in the manner in which the Corporate Governance and Nominating Committee or the Board of Directors evaluates nominees for director based on whether the nominee is recommended by a stockholder.

During our fiscal year ended May 31, 2010, we paid $97,320 to a third party in consideration for its assistance in identifying and evaluating potential nominees.

The Corporate Governance and Nominating Committee operates under a written charter setting forth the functions and responsibilities of the committee. A copy of the Corporate Governance and Nominating Committee charter, as amended to date, can be viewed on our website at http://www.saba.com/company/investor_relations/corporate governance.

All members of the Corporate Governance and Nominating Committee are independent directors within the meaning of Rule 5605(a)(2) of the Marketplace Rules of the Nasdaq Stock Market, Inc.

In addition to viewing our committee charters, Code of Ethics and Business Code of Conduct on our website, you may request a copy of any of our committee charters, Code of Ethics or Business Code of Conduct by submitting a written request directed to Investor Relations, Saba Software, Inc., 2400 Bridge Parkway, Redwood Shores, California 94065-1166.

The Role of the Board of Directors in the Oversight of Risk

The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees that report on their deliberations to the Board. The oversight responsibility of the Board and its committees is largely achieved through periodic reporting by management to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. As part of this oversight responsibility, an enterprise risk assessment report was presented to the Board in March 2010, identifying, analyzing and rating potential key risk indicators, and an updated IT disaster recovery plan was presented in the Audit Committee and the Board in July 2010.

Compensation Committee Interlocks and Insider Participation

No members of our Compensation Committee are or have been officers or employees of Saba. No interlocking relationship exists between our Board of Directors or Compensation Committee and the Board of Directors or compensation committee of any other company, nor has such an interlocking relationship existed in the past.

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.

Attendance at Annual Stockholder Meetings by the Board of Directors

We encourage, but do not require, the members of our Board of Directors to attend the annual meeting of stockholders. None of our independent directors attended the 2009 annual meeting of stockholders.

Communication between Stockholders and Directors

Our Board of Directors currently does not have a formal process for stockholders to send communications to the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by our Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders on a timely basis. Our Board of Directors does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to our Board of Directors. However, stockholders wishing to formally communicate with our Board of Directors may send communications directly to Bobby Yazdani, Chairman of the Board, c/o Saba Software, Inc., 2400 Bridge Parkway, Redwood Shores, California 94065-1166.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Executive Officers

The following table sets forth certain information with respect to our executive officers as of September 15, 2010:

Name	Age	Position
Bobby Yazdani	47	Chief Executive Officer and Chairman of the Board
William Slater	59	Chief Financial Officer
Jeff Carr	51	President of Global Field Operations
Peter E. Williams III	49	Executive Vice President, Corporate Development and Secretary

Bobby Yazdani founded Saba, has been a Director of Saba since our inception in April 1997 and has served as Saba’s Chairman of the Board and Chief Executive Officer since September 2003. From February 2003 through September 2003, Mr. Yazdani served as Saba’s President and Chief Operating Officer. From April 1997 until February 2003, Mr. Yazdani served as Saba’s Chairman of the Board and from April 1997 until March 2002, Mr. Yazdani served as Chief Executive Officer. From 1988 until founding Saba, Mr. Yazdani served in various positions at Oracle Corporation, most recently as Senior Director. Mr. Yazdani holds a B.A. from the University of California, Berkeley.

William Slater has served as our Chief Financial Officer since December 2008. From August 2000 to September 2008, Mr. Slater served as Executive Vice President and Chief Financial Officer at Symmetricom, a provider of precise time and frequency technology. From August 1991to November 1999, Mr. Slater served as Executive Vice President and Chief Financial Officer at Computer Curriculum Corporation, an educational publisher and division of Viacom. Mr. Slater has also served as Vice President, Financial Planning, at Simon & Schuster and Vice President and Controller, Professional Products Group, for Revlon. Mr. Slater holds a BA from Queens College, City University of New York.

Jeff Carr has served as our President of Global Field Operations since April 2009. Prior to joining us, Mr. Carr served as an executive officer of Taleo Corporation, a provider of on-demand talent management solutions, as Executive Vice President, Global Alliances and Americas Sales from June 2006 to December 2008, as Executive Vice President, Global Marketing and Americas Sales from May 2005 to May 2006, and as Executive Vice President, Global Marketing and Chief Strategy Officer from November 2004 to April 2005. From August 2001 to December 2003, Mr. Carr served as Chairman and Chief Executive Officer of Motiva, Inc., a software vendor. From March 2000 to July 2001, Mr. Carr served as President of RightWorks Corporation, a business applications provider. Prior to RightWorks, Mr. Carr served in a variety of positions at PeopleSoft, Inc., an enterprise software company, from January 1991 to January 2000, most recently as Executive Vice President, Worldwide Marketing, Strategy and Emerging Markets. Mr. Carr holds a bachelor’s degree in business from Miami University (Ohio).

Peter E. Williams III has served as our Executive Vice President, Corporate Development since July 2007 and has served as our Secretary since our inception in April 1997. Mr. Williams served as our Chief Financial Officer from March 2004 to July 2007, and our Vice President, Corporate Development and General Counsel from October 1999 through March 2004. Mr. Williams was a partner at Morrison & Forester LLP, an international law firm, from January 1995 until March 2000. Mr. Williams holds B.A. degrees from the University of California, Los Angeles and a J.D. from Santa Clara University.

Compensation Discussion and Analysis

Objectives of Our Compensation Policies.    The objectives of the executive officer compensation program are to attract, retain, motivate and reward key personnel who possess the necessary leadership and management skills, through competitive base salary, annual cash bonus incentives, long-term incentive compensation in the form of stock options and restricted stock units, and various benefits, including medical and life insurance plans.

The executive compensation policies are intended to combine competitive levels of compensation and rewards for above average performance and to align relative compensation with the achievements of key business objectives, optimal satisfaction of customers and maximization of stockholder value. The Compensation Committee believes that stock ownership by management is beneficial in aligning management and stockholder interests, thereby enhancing stockholder value.

Role of the Compensation Committee.    The Compensation Committee assists our Board of Directors in overseeing our compensation policies, plans and benefit programs and administering our equity compensation plans. In addition, the Compensation Committee reviews and recommends to our Board of Directors for approval the specific elements of our executive officers’ compensation, as well as agreements or arrangements with our executive officers relating to employment, severance or changes of control. In doing so, our Compensation Committee helps ensure that the compensation of our executive officers is consistent with our compensation objectives.

Role of Executives in Determining Compensation.    The Compensation Committee considers recommendations from Bobby Yazdani, our chief executive officer, in determining its recommendations on executive compensation to our Board of Directors. While Mr. Yazdani discusses his recommendations with the Compensation Committee, he does not participate in determining his own compensation. In making his recommendations, Mr. Yazdani receives input from our Human Resources department and has access to various third-party compensation surveys and, through SEC filings, compensation data of publicly-traded companies. This information is also available to our Compensation Committee.

The Compensation Committee considers, but is not bound to and does not always accept, Mr. Yazdani’s recommendations with respect to executive compensation. The Compensation Committee discusses Mr. Yazdani’s compensation with him, but makes decisions with respect to his compensation without him present. In addition to Mr. Yazdani, other officers attend some of the Compensation Committee’s meetings, but leave the meetings as appropriate, particularly when matters of executive compensation specific to them are discussed.

The recommendations of Mr. Yazdani are assessed by the Compensation Committee along with information received by the Compensation Committee from our third-party compensation surveys or any third-party consultants engaged by the Compensation Committee. With respect to fiscal year 2010 compensation, the Compensation Committee engaged Compensia, Inc., an executive compensation consulting firm, to conduct an annual review of its total compensation program for our Named Executive Officers (as defined below in this proxy statement). Compensia provided the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for the Named Executive Officers. Specifically, Compensia assisted the Compensation Committee with a marketplace assessment of our Named Executive Officers’ compensation in comparison to the compensation for comparable positions within our core and broader groups which consisted of the following: Actuate Corporation, Blackboard, Inc., Bottomline Technologies, Inc., Callidus Software, Inc., Computer Program & Systems, Inc., Concur Technologies, Inc., Dice Holdings, Inc., EPIQ Systems, Inc., Kenexa Corp., Pegasystems, Inc., Plato Learning, Quality Systems, Inc., Salary.com, Inc., Sonic Solutions, SuccessFactors, Inc., SumTotal Systems, Taleo Corp. and The Ultimate Software Group, Inc. . Compensia also reviewed and analyzed compensation data compiled from a directly-relevant published survey source, the Radford January 2009 Executive Compensation Report (which included public and private technology companies with a revenue range of $50 million to $199 million).

The Compensation Committee engaged Compensia to complete a competitive review of our proposed executive compensation program and to make recommendations regarding our ongoing executive compensation philosophy and course of action.

Components of our Compensation Approach.    Our compensation approach consists of five components:

•	base salary;

•	annual cash bonuses;

•	equity-based incentives;

•	other benefits; and

•	severance and termination protection.

We chose to build our executive compensation approach around these elements because we believe that together they have been and will continue to be effective in achieving our overall objectives. We utilize short-term compensation, including base salary and annual cash bonuses, to motivate and reward our key executives. The use and weight of each compensation element is based on a subjective determination by the Compensation Committee and our Board of Directors of the importance of each element in meeting our overall objectives. We believe that, in addition to base salaries and bonuses, equity-based awards are the primary compensation-related motivators in attracting and retaining qualified employees.

Base Salaries.    Salaries for our executive officers are determined primarily on the basis of the executive officer’s responsibility, general salary practices of peer companies and the officer’s individual qualifications and experience. The base salaries are reviewed at least annually and may be adjusted in accordance with certain criteria which include individual performance, the functions performed by the executive officer, the scope of the executive officer’s on-going duties, general changes in the compensation peer group in which we compete for executive talent, and our financial performance generally. We generally consider named executive officer base salaries to be competitive if they are at or above the 50th percentile for comparable positions at our peer companies. The fiscal year 2010 base salaries for certain executive officers were increased in June 2009, as follows: Mr. Yazdani’s base salary was increased from $400,000 to $450,000, Mr. Slater’s salary was increased from $270,000 to $280,000, and Mr. William’s base salary was increased from $265,000 to $275,000. The fiscal year 2011 base salaries for certain executive officers were increased in July 2010, as follows: Mr. Yazdani’s base salary was increased to $475,000, Mr. Slater’s salary was increased to $300,000, Mr. Williams’ salary was increased to $285,000, and Mr. Carr’s salary was increased to $310,000 from $290,000.

Incentive Bonuses.    The Compensation Committee believes that a cash incentive bonus plan can serve to motivate our executive officers and management to address annual performance goals, using more immediate measures for performance than those reflected in the appreciation in value of equity-based awards.

Our Named Executive Officers are eligible to receive incentive compensation in the form of bonuses pursuant to the Executive Officer’s Incentive Plan. Payment of bonuses is based on the achievement by us of certain Company performance objectives established from time to time by our Board of Directors upon the recommendation of the Compensation Committee. Bonuses may be reduced for failure to achieve any minimum criteria and may be eliminated entirely if certain minimum thresholds are not met. Bonuses may be increased for exceeding the criteria. Our Board of Directors retains wide discretion to interpret the terms of the Executive Officer’s Incentive Plan and to interpret and determine whether the Company’s performance objectives have been met in any particular fiscal year. Our Board of Directors also retains the right to exclude extraordinary charges or other special circumstances in determining whether the Company’s performance objectives were met during any particular fiscal year, as well as the right to pay bonuses even if all objectives have not been met.

For fiscal year 2010, the maximum bonus payable under the Executive Officers’ Incentive Bonus Plan was 200% of the Named Executive Officer’s target bonus amount. The annual bonuses awarded under the Executive Officer’s Incentive Plan generally will be payable in cash after the end of the fiscal year during which such annual bonuses were earned, although the Compensation Committee or the Board of Directors may elect to pay the bonuses in tranches, with a portion of the bonus being paid during the fiscal year, in light of the Company’s performance for that year or other circumstances. The Compensation Committee or the Board may also award discretionary bonuses.

During fiscal year 2010, the target bonus was based on achievement of annual earnings per share and individual goals and objectives. The target bonus amount represented 70% of the applicable base salary for our Chief Executive Officer (whose target bonus was $315,000),our Executive Vice President, Corporate Development (whose target bonus was $192,500), and our Chief Financial Officer (whose target bonus was $196,000). We established an annual target bonus for our President of Global Field Operations at 100% of his base salary or $290,000 in connection with his commencement of employment with us.

For fiscal year 2011, the target bonus amount represents 100% of the applicable base salary for our Chief Executive Officer (whose target bonus is $475,000) and our President of Global Field Operations (whose target bonus is $310,000), and the target bonus amount represents 70% of the applicable base salary for our Chief Financial Officer (whose target bonus is $210,000) and our Executive Vice President, Corporate Development (whose target bonus is $199,500).

Equity-Based Awards.    Stock options, restricted stock units and other equity-based awards may be granted to executive officers and other employees under our stock incentive plan. Because of the direct relationship between the value of an equity-based awards and the stock price, the Compensation Committee believes that equity-based awards motivate executive officers to manage our company in a manner that is consistent with stockholder interests. Equity-based awards are intended to focus the attention of the recipient on our long-term performance which we believe results in improved stockholder value, and to retain the services of the executive officers in a competitive job market by providing significant long-term earnings potential. To this end, equity-based awards generally vest and become fully exercisable over a four-year period. The principal factors considered in granting equity-based awards to our executive officers are prior performance, level of responsibility, other compensation and the executive officer’s ability to influence our long-term growth and profitability. However, our stock incentive plan does not provide any quantitative method for weighing these factors, and a decision to grant an award is primarily based upon a subjective evaluation of the past as well as future anticipated performance.

Severance and Change of Control Protection.    We have entered into employment agreements with our executive officers, which in part provide for severance benefits in certain circumstances, including upon termination without cause or for good reason, and upon termination without cause or for good reason following a change of control. These severance benefits are coupled with non-competition and non-solicitation obligations intended to protect our proprietary data that might not be enforceable in the absence of additional consideration. The severance benefits are also intended to motivate executive officers to continue employment with us and maximize stockholder value in the event of a potential change in control. The severance benefits and employment agreements are described in more detail in “Employment Agreements and Change of Control Arrangements” and “Estimated Payments upon Termination or Change of Control” on page 26 of this proxy statement.

Perquisites and Generally Available Benefit Programs.    We annually review the perquisites that executive officers receive. In fiscal year 2010, we paid the life insurance premium on behalf of Mr. Yazdani. See “Summary Compensation Table” on page 21 of this proxy statement.

Our executive officers, like our other employees, are eligible to participate in our employee stock purchase plan. In addition, the executive officers may participate in the various employee benefit plans that are generally available to all employees, including medical, vision and dental care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; and paid time off.

We also maintain a 401(k) retirement savings plan for the benefit of all of our employees, including our executive officers. In fiscal year 2010, we did not match employee contributions to our 401(k) plan. We do not provide any retirement programs such as pension plans, deferred compensation plans, or other retirement benefits to the executive officers.

Federal Tax Considerations.    Section 162(m) of the Code disallows a deduction by us for compensation exceeding $1.0 million paid to certain executive officers, excluding, among other things, performance based compensation. Because the compensation paid to the executive officers has not approached the limitation, the Compensation Committee has not addressed the use of any of the available exemptions from the deduction limit. The Compensation Committee is aware of the limitations imposed by Section 162(m), and the exemptions available therefrom, and will address the issuance of deductibility when and if circumstances warrant.

Risk Considerations in Compensation Programs

We have considered the risk associated with our compensation policies and practices for all employees, and we believe we have designed our compensation policies and practices in a manner that does not create incentives that could lead to excessive risk taking that would have a material adverse effect on the Company.

Summary Compensation Table

The following table sets forth certain information concerning compensation of (a) each person that, during the fiscal year ended May 31, 2010, served as our principal executive officer, (b) our four most highly compensated executive officers, other than the principal executive officer, who were serving as executive officers at the end of the fiscal year ended May 31, 2010 (collectively, the “Named Executive Officers”):

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Bobby Yazdani	2010	$450,000		$—		$—	$413,127	$299,250	$3,303	$1,165,680
Chief Executive Officer	2009	$400,000		$120,000	(5)	$—	$292,659	$173,077	$3,303	$989,039
	2008	$400,000		$—		$—	$273,970	$—	$1,540	$675,510

Bill Slater	2010	$280,000		$—		$—	$48,206	$186,200	$—	$514,406
Chief Financial Officer	2009	$129,981	(6)			$—	$11,512	$47,409	$—	$188,902

Andrew Salzman	2010	$197,481	(7)	$—		$22,673	$53,355	$99,357	$—	$372,866
Chief Marketing Officer

Peter Williams	2010	$275,000		$—		$30,525	$30,785	$182,875	$—	$519,185
Executive Vice President, Corporate Development	2009	$265,000		$79,500	(5)	$—	$101,205	$114,663	$—	$560,368
	2008	$265,000				$—	$48,329	$—	$—	$313,329

Jeff Carr	2010	$290,000		$—		$—	$59,321	$269,700	$—	$619,021
President Global Field Operations	2009	$48,333	(8)	$50,000	(9)	$—	$5,868	$48,333	$—	$152,535

(1)	Stock awards consist solely of restricted stock units. Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amount shown represents the grant date fair value of the stock awards based on the assumptions set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2010.
(2)	The amounts listed in this column reflect the aggregate grant date fair values calculated in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, “Share-Based Payment,” or FASB ASC 718. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of these awards, see the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2010.
(3)	Represents bonuses paid to the Named Executive Officer under the Company’s Executive Officer’s Incentive Plan.
(4)	Represents the total amount paid during the fiscal year for additional life insurance not offered to all other employees.
(5)	Represents a one-time retention bonus paid to the Named Executive Officer.
(6)	Mr. Slater joined the Company as Chief Financial Officer in December, 2008. His annual salary rate during fiscal year 2009 was $270,000.
(7)	Mr. Salzman joined the Company as Chief Marketing Officer in September, 2009. His annual salary rate during fiscal year 2010 was $270,000. Mr. Salzman’s employment with the Company ended in July 2010.
(8)	Mr. Carr joined the Company as President, Global Field Operations in April, 2009. His annual salary rate during fiscal year 2009 was $290,000.
(9)	Represents a one-time signing bonus paid upon commencement of employment.

Grants of Plan-Based Awards in Fiscal 2010

The following table provides information on the payouts under the Company’s Executive Officer’s Incentive Plan for the fiscal year ended May 31, 2010. The following table also provides information on stock options granted and restricted stock units awarded during fiscal year ended May 31, 2010 to each of the Company’s Named Executive Officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Stock Awards: Number of Units (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)
Bobby Yazdani	7/17/2009	—	—	—		150,000	$4.12	$332,895
	—	$157,500	$315,000	$630,000		—	—	—

William Slater	1/6/2010	—	—	—		50,000	$4.22	$113,890
	—	$98,000	$196,000	$392,000		—	—	—

Peter Williams	7/17/2009	—	—	—	50,000	—	$4.12	$206,000
	—	$96,250	$192,500	$385,000		—	—	—

Jeffery Carr	—	—	—	—		—	—	—
	—	$145,000	$290,000	$580,000		—	—	—

Andrew Salzman	9/8/2009	—	—	—	50,000	150,000	$3.67	$477,155
	—	$69,038	$138,075	$276,150		—	—	—

(1)	Reflects the aggregate fair value as of the grant date of each award. The assumptions used in calculating the fair value may be found in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2010. These amounts do not purport to reflect the value that will be recognized by the named executive officers upon sale of the underlying securities.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table shows certain information regarding outstanding stock option awards for the Named Executive Officers as of May 31, 2010:

Name	Option Awards							Stock Awards
	Grant Date		Vesting Commencement Date(1)	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($)(2)
				Exercisable	Unexercisable
Bobby Yazdani	3/19/2003	(3)	3/19/2003	200,000	—	$2.52	3/18/2013	—	—
	1/30/2006	(4)	1/30/2006	90,000	—	$4.95	1/29/2016	—	—
	6/28/2006	(5)	6/28/2006	46,875	—	$6.40	6/27/2016	—	—
	6/28/2006	(5)	6/28/2006	243,750	19,375	$6.40	6/27/2016	—	—
	1/11/2008	(5)	1/11/2008	70,312	54,688	$4.53	1/10/2018	—	—
	1/16/2009	(5)	1/16/2009	46,875	103,125	$1.30	1/16/2015	—	—
	7/17/2009	(5)	7/17/2009	—	150,000	$4.12	7/17/2019	—	—

William Slater	12/8/2008		12/8/2008	93,750	206,250	$1.02	12/8/2014	—	—
	1/6/2010	(4)	1/6/2010	3,125	46,875	$4.22	1/6/2020	—	—

Peter Williams	10/31/2003		10/31/2003	100,000	—	$3.63	10/30/2013	—	—
	1/27/2006	(5)	1/27/2006	40,000	—	$4.93	1/27/2016	—	—
	6/28/2006	(5)	6/28/2006	93,750	6,250	$6.40	6/27/2016	—	—
	1/11/2008	(5)	1/11/2008	19,687	15,313	$4.53	1/10/2018	—	—
	1/16/2009	(5)	1/16/2009	15,625	34,375	$1.30	1/16/2015	—	—
	7/17/2009	(6)	7/17/2009	—	—	—	7/16/2013	50,000	206,000

Jeffery Carr	4/1/2009		4/1/2009	62,500	187,500	$1.77	4/1/2019	—	—

Andrew Salzman	9/8/2009	(7)	9/8/2009	—	150,000	$3.67	1/2/2011	50,000	183,500

(1)

The vesting commencement date for all options listed is the grant date. Unless otherwise indicated, all options listed vest over a four-year period, at a rate of 1/4th upon the first anniversary of the vesting commencement date and then at a rate of 1/16th per quarter thereafter.

(2)	The market value of the units that have not vested is based on the closing market price of the Company’s stock on May 31, 2010 of $5.15.
(3)	This option vested over a four-year period, 62,500 shares vested upon the vesting commencement date, 34,375 shares vested on the first anniversary of the vesting commencement date and the remaining shares vested in 12 equal quarterly installments thereafter.
(4)	This option vested over a one-year period in four equal quarterly installments.
(5)	These options vest over a four-year period in 16 equal quarterly installments.
(6)	These restricted stock units vest over a four year period in four equal annual installments.
(7)	In conjunction with the termination of Mr. Salzman’s employment with us, options to purchase 65,625 shares had vested and 12,500 shares subject to the RSU had vested. No further vesting under this option or RSU will occur.

Option Exercises and Stock Vested in Fiscal 2010

There were no stock option exercises by our Named Executive Officers during the fiscal year ended May 31, 2010.

Employment Agreements and Change of Control Arrangements

We entered into employment agreements with our executive officers. Each agreement may be terminated by us or the executive officer at any time with or without cause. In addition, the employment agreements provide for annual salary and bonus amounts and severance benefits, as may be adjusted from time to time by the Compensation Committee or our Board of Directors. Set forth below is a description of certain of the terms of our employment agreements with the Named Executive Officers.

Under his employment agreement, as amended, Bobby Yazdani is entitled to, in case of (i) his resignation due to a relocation of our headquarters, a material reduction in his responsibilities, base salary or target compensation, or a change of control, or (ii) his termination without cause and subject to some contractual conditions, including non-competition obligations, receive the following severance payments and benefits:

•	Lump-sum payment equal to the pro-rated portion of the target bonus (less applicable withholding taxes);

•	Lump-sum or continued payments equal to 1 year of his base salary and target bonus (less applicable withholding taxes);

•	Accelerated vesting as of the date of his termination of 100% of his then-unvested and outstanding options; and

•	Continued medical coverage for 1 year following the date of termination.

Under his employment agreement, as amended, William Slater is entitled to, in case of (i) his resignation due to a relocation of our headquarters, or a material reduction in his responsibilities, base salary or target compensation, or (ii) his termination without cause and subject to some contractual conditions, including non-competition obligations, receives the following severance payments and benefits:

•	Lump-sum payment equal to the pro-rated portion of the target bonus (less applicable withholding taxes);

•

Lump-sum or continued payments equal to 1 year of his base salary and target bonus (less applicable withholding taxes); provided, that if such resignation or termination without cause is not within 12 months after a change of control, such lump-sum or continued payments shall instead be equal to six months (plus one additional month for each year of employment with the Company, not to exceed 12 months in aggregate) of his base salary and target bonus (less applicable withholding taxes);

•

Accelerated vesting as of the date of his termination of 100% of his then-unvested and outstanding options; provided, that if such resignation or termination without cause is not within 12 months after a change of control, then the vesting of the then-unvested and outstanding options shall instead accelerate with respect to number of unvested options that would have vested had he remained employed for an additional 12 months; and

•	Continued medical coverage for a period following the date of termination equal to the period used to calculate executive’s base salary and target bonus severance amount.

Under his employment agreement, Jeff Carr is entitled to, in case of (i) his resignation due to a relocation of our headquarters, or a material reduction in his responsibilities, base salary or target compensation, or (ii) his termination without cause and subject to some contractual conditions, including non-competition obligations, receives the following severance payments and benefits:

•	Lump-sum payment equal to the pro-rated portion of the target bonus (less applicable withholding taxes);

•

Lump-sum or continued payments equal to 1 year of his base salary and target bonus (less applicable withholding taxes); provided, that if such resignation or termination without cause is not within 12 months after a change of control, such lump-sum or continued payments shall instead be equal to six months (plus one additional month for each year of employment with the Company, not to exceed 12 months in aggregate) of his base salary and target bonus (less applicable withholding taxes);

•

Accelerated vesting as of the date of his termination of 100% of his then-unvested and outstanding options; provided, that if such resignation or termination without cause is not within 12 months after a change of control, then the vesting of the then-unvested and outstanding options shall instead accelerate with respect to number of unvested options that would have vested had he remained employed for an additional 12 months; and

•	Continued medical coverage for a period following the date of termination equal to the period used to calculate executive’s base salary and target bonus severance amount.

Under his employment agreement, as amended, Peter Williams is entitled to, in case of (i) his resignation or (ii) his termination without cause and subject to some contractual conditions, including non-competition obligations, receive the following severance payments and benefits:

•	Lump-sum payment equal to the pro-rated portion of the target bonus (less applicable withholding taxes);

•	Lump-sum or continued payments equal to 1 year of his base salary and target bonus (less applicable withholding taxes);

•

Accelerated vesting as of the date of his termination of 100% of his then-unvested and outstanding equity-based awards; provided, that with respect to awards granted on or after July 12, 2007, vesting will accelerate in connection with his resignation only if such resignation is due to a relocation of our headquarters, a material reduction in his responsibilities, base salary or target compensation, or a change of control; and

•	Continued medical coverage for 1 year following the date of termination.

Under his employment agreement, Andrew Salzman is entitled to, in case of (i) his resignation due to a relocation of our headquarters, or a material reduction in his responsibilities, base salary or target compensation, or (ii) his termination without cause and subject to some contractual conditions, including non-competition obligations, receives the following severance payments and benefits:

•	Lump-sum payment equal to the pro-rated portion of the target bonus (less applicable withholding taxes);

•

Lump-sum or continued payments equal to 1 year of his base salary and target bonus (less applicable withholding taxes); provided, that if such resignation or termination without cause is not within 12 months after a change of control, such lump-sum or continued payments shall instead be equal to six months (plus one additional month for each year of employment with the Company, not to exceed 12 months in aggregate) of his base salary and target bonus (less applicable withholding taxes);

•

Accelerated vesting as of the date of his termination of 100% of his then-unvested and outstanding options; provided, that if such resignation or termination without cause is not within 12 months after a change of control, then the vesting of the then-unvested and outstanding options shall instead accelerate with respect to number of unvested options that would have vested had he remained employed for an additional 12 months; and

Continued medical coverage for a period following the date of termination equal to the period used to calculate executive’s base salary and target bonus severance amount.

Estimated Payments upon Termination or Change of Control

The following table provides information concerning the estimated payments and benefits that would be provided to the Named Executive Officers in the circumstances described above,. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal year 2010 (May 31, 2010), and the price per share of our common stock is the closing price on the NASDAQ Global Market as of that date ($5.15). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Name	Type of Benefit	Potential Payments upon Involuntary Termination Other than for Cause or upon Voluntary Termination for Good Reason
		Estimated Termination Payments Prior to a Change of Control ($)	Estimated Termination Payments Within 12 Months After a Change of Control ($)
Bobby Yazdani	Cash Severance—Base Salary	$450,000	$450,000
	Cash Severance—Bonus	$315,000	$315,000
	Vesting Acceleration(1)	$585,438	$585,438
	Continued Coverage of Employee Benefits(2)	$19,111	$19,111
	Tax Gross-up(3)	$—	$—
	Total Termination Benefits	$1,369,548	$1,369,548

William Slater	Cash Severance—Base Salary	$163,333	$280,000
	Cash Severance—Bonus	$114,333	$196,000
	Vesting Acceleration(1)	$390,094	$895,406
	Continued Coverage of Employee Benefits(2)	$16,491	$16,491
	Tax Gross-up(3)	$—	$—
	Total Termination Benefits	$684,251	$1,387,897

Jeff Carr	Cash Severance—Base Salary	$169,167	$290,000
	Cash Severance—Bonus	$169,167	$290,000
	Vesting Acceleration(1)	$211,250	$633,750
	Continued Coverage of Employee Benefits(2)	$23,502	$23,502
	Tax Gross-up(3)	$—	$—
	Total Termination Benefits	$573,085	$1,237,252

Peter Williams	Cash Severance—Base Salary	$275,000	$275,000
	Cash Severance—Bonus	$192,500	$192,500
	Vesting Acceleration(1)	$399,338	$399,338
	Continued Coverage of Employee Benefits(2)	$23,042	$23,042
	Tax Gross-up(3)	$—	$—
	Total Termination Benefits	$889,880	$889,880

Andrew Salzman	Cash Severance—Base Salary	$270,000	$270,000
	Cash Severance—Bonus	$135,000	$135,000
	Vesting Acceleration(1)	$161,500	$318,000
	Continued Coverage of Employee Benefits(2)	$—	$—
	Tax Gross-up(3)	$—	$—
	Total Termination Benefits	$566,500	$723,000

(1)

Reflects the aggregate market value of unvested option grants and stock awards. For unvested option grants, aggregate market value is computed by multiplying (i) the difference between $5.15 and the exercise price of the option, by (ii) the number of shares underlying unvested options at May 31, 2010. . For unvested stock awards, aggregate market value is computed by multiplying (i) $5.15, by (ii) the number of unvested awards outstanding as of May 31, 2010.

(2)	Reflects the annual cost of health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 to maintain the benefits currently provided.
(3)	Assuming a termination date of May 31, 2010 and a price per share of $5.15, we believe that we would not have to gross-up payment for any excise tax liabilities under Section 280G of the Internal Revenue Code.

DIRECTOR COMPENSATION

The following table sets forth certain information concerning the compensation of our non-employee directors for the fiscal year ended May 31, 2010:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)

George A. de Urioste	$57,500	$14,209	$71,709
Joe E. Kiani	$33,500	$17,191	$50,691
William M. Klein	$30,750	$5,161	$35,911
William N. MacGowan	$18,000	$5,270	$23,270
William V. Russell	$17,000	$3,091	$20,091
Dow R. Wilson	$35,500	$23,685	$59,185

(1)	The amounts listed in this column reflect the aggregate grant date fair values calculated in accordance with FASB ASC 718. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of these awards, see the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2010. These amounts do not correspond to the actual value that will be realized by the directors.
(2)	On September 9, 2009, Mr. Klein was granted an option to purchase 20,000 shares of our common stock at an exercise price of $3.93 per share. The grant date fair value of the option was $41,928. The option cliff vests with 25% on the one-year anniversary of the grant date and the remaining options vest in 36 equal monthly installments thereafter. On September 22, 2009, Mr. MacGowan was granted an option to purchase 20,000 shares of our common stock at an exercise price of $4.22 per share. The grant date fair value of the option was $45,022. The option cliff vests with 25% on the one-year anniversary of the grant date and the remaining options vest in 36 equal monthly installments thereafter. On January 6, 2010, Messrs. de Urioste, Kiani, and Wilson were each granted options to purchase 15,000 shares of our common stock at an exercise price of $4.22 per share. The grant date fair value of these options was $34,167 per director. These options vest in 48 equal monthly installments over four years. On January 6, 2010, Mr. Russell was granted an option to purchase 20,000 shares of our common stock at an exercise price of $4.22 per share. The grant date fair value of the option was $45,556. The option cliff vests with 25% on the one-year anniversary of the grant date and the remaining options vest in 36 equal monthly installments thereafter. As of May 31, 2010, the aggregate number of shares underlying options outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Options Outstanding
George A. de Urioste	50,000
Joe E. Kiani	80,000
William M. Klein	20,000
William N. MacGowan	20,000
William V. Russell	20,000
Dow R. Wilson	60,000

Standard Director Compensation Arrangements

For fiscal year 2010, each non-employee director received an annual retainer of $30,000 and an additional $1,000 per Board meeting attended in person. The Chairman of our Audit Committee received an additional annual retainer of $25,000 and other members of the Audit Committee received an additional annual retainer of $2,500. Members of the Compensation Committee and the Corporate Governance and Nominating Committee received an additional annual retainer of $2,000. We reimburse all non-employee directors for their reasonable expenses incurred in attending meetings of the Board of Directors. Members of the Board who are not our employees are eligible to receive stock options under our stock incentive plans. Options to purchase 15,000 shares of common stock are granted annually to each member of our Board of Directors. These options have an exercise price equal to the closing price on the date of grant and vest over a four year period in equal monthly installments. In addition, each director receives a grant of options to purchase 20,000 shares of common stock upon such director’s initial appointment or election to our Board of Directors. These options have an exercise price equal to the closing price on the date of grant, with 25% of the options vesting on the one-year anniversary of the grant date and the remaining options vesting in 36 equal monthly installments thereafter.

For fiscal year 2011, the compensation arrangements for our non-employee directors will remain the same as the arrangement in place for fiscal year 2010, except as follows: (i) the annual retainer for the Chairman of our Compensation Committee is $7,500; (ii) the annual retainer for the Chairman of the Corporate Governance and Nominating Committee is $5,000; (iii) the annual equity grant to the members of our Board will be options to purchase 10,000 shares of common stock and 10,000 restricted stock units, with such options and restricted stock units vesting in full on the one year anniversary of the grant date; and (iv) upon the initial appointment or election to our Board of Directors, each non-employee director will receive an option to purchase 10,000 shares of common stock and 10,000 restricted stock units, with 50% of the shares subject to such options and restricted stock units vesting on the one year anniversary of the grant date, and the remaining 50% of the shares subject to such options and restricted stock units vesting on the two year anniversary of the grant date.

From time to time in the future, our Board of Directors may further increase the compensation arrangements for our non-employee directors, or our Board of Directors may establish adhoc committee and the non-employee directors serving on such committees may receive additional compensation for such service.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of August 31, 2010 by:

•	each person who is known by us to beneficially own more than 5% of our outstanding shares of common stock,

•	each of our directors,

•	each of the Named Executive Officers, and

•	all current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of August 31, 2010 are deemed outstanding. Percentage of beneficial ownership as of August 31, 2010 is based on 28,237,894 shares of common stock. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is: c/o Saba Software, Inc., 2400 Bridge Parkway, Redwood Shores, California 94065-1166.

Update table and notes

	Shares Beneficially Owned
Name	Number	Percent
Diker Management, LLC(1) 745 Fifth Avenue, Suite 1409 New York, New York 10151	2,759,728	9.8%
Bobby Yazdani(2)	2,143,556	7.4%
ZF Partners LP(3) One Ferry Building, Suite 255 San Francisco, California 94111	2,216,998	7.9%
Emancipation Capital, LP(4) 1120 Avenue of the Americas, Suite 1504 New York, NY 10036	1,889,146	6.7%
Black Rock, Inc.(5) 40 Easst 52nd Street New York, NY 10022	1,432,713	5.1%
Peter E. Williams III(6)	462,592	1.6%
William Slater(7)	152,500	*
Joe E. Kiani(8)	139,906	*
Jeffrey T. Carr(9)	96,875	*
Dow R. Wilson(10)	36,665	*
George A. de Urioste(11)	23,123	*
William M. Klein(12)	5,416	*
William N. MacGowan(13)	5,416	*
William V. Russell	0	*
Andrew Salzman(14)	0	*
All current executive officers and directors as a group (12 persons)(15)	3,066,049	10.3%

(1)	As reported in a Form 4 filed with the SEC on July 15, 2010, by Diker Management, LLC, which has shared voting and dispositive power over such shares. Such shares are held indirectly by Diker Management, LLC, in its capacity as the registered investment adviser of certain managed accounts and funds. Diker Management, LLC is a registered investment adviser and as such disclaims all beneficial ownership of these shares and in any case disclaims beneficial ownership of these shares except to the extent of Diker Management, LLC’s pecuniary interest in the shares.
(2)	Includes (i) 1,320,744 shares of common stock held in the Yazdani Family Trust of which Mr. Yazdani is trustee; and (ii) 822,812 shares subject to options exercisable within 60 days of August 31, 2010.
(3)	As reported in a Schedule 13D filed with the SEC on September 29, 2009 by ZF Partners, LP, ZF Ventures, L.L.C. and SLF Partners, LLC, each of which has shared voting and dispositive power over these shares. The general partner of the ZF Partners, LP is ZF Ventures, L.L.C. The managing member of ZF Ventures, L.L.C. is SLF Partners, LLC.
(4)	As reported in a Schedule 13G/A filed with the SEC on December 31, 2009 by Emancipation Capital, LP, Emancipation Capital, LLC, Emancipation Capital Master, Ltd., and Charles Frumberg, each of which has shared voting and dispositive power over these shares. Emancipation Capital, LLC, acts as the general partner of Emancipation Capital, LP. The managing member of Emancipation Capital LLC is Mr. Frumberg.
(5)	As reported in a Schedule 13G filed with the SEC on December 31, 2009 by BlackRock, Inc., which has shared voting and dispositive power over these shares.
(6)	Includes 295,937 shares subject to options exercisable within 60 days of August 31, 2010.
(7)	Includes 142,500 shares subject to options exercisable within 60 days of August 31, 2010.
(8)	Includes 56,456 shares subject to options exercisable within 60 days of August 31, 2010.
(9)	Includes 96,875 shares subject to options exercisable within 60 days of August 31, 2010.
(10)	Includes 36,665 shares subject to options exercisable within 60 days of August 31, 2010.
(11)	Includes 23,123 shares subject to options exercisable within 60 days of August 31, 2010.
(12)	Includes 5,416 shares subject to options exercisable within 60 days of August 31, 2010.
(13)	Includes 5,416 shares subject to options exercisable within 60 days of August 31, 2010.
(14)	Based on the Company’s records as of August 31, 2010. Mr. Salzman is no longer employed by the Company.
(15)	Includes 1,387,285 shares subject to options exercisable within 60 days of August 31, 2010 held by all executive officers and directors of the Company.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of May 31, 2010 including our 1997 Stock Incentive Plan, the 2000 Stock Incentive Plan, the 2009 Stock Incentive Plan and the 2000 Employee Stock Purchase Plan.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders:
Option Plans	5,597,502	$3.77	2,036,540
Restricted Stock Units	512,663	$—	—
Employee Stock Purchase Plan	—	$—	706,819

Report of the Compensation Committee of the Board of Directors

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such report be incorporated by reference into any such filings, nor be deemed to be incorporated by reference into any future filings under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such report by reference.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors

William N MacGowan, Chairman

Joe E. Kiani

William M. Klein

William V. Russell

Report of the Audit Committee of the Board of Directors

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such report be incorporated by reference into any such filings, nor be deemed to be incorporated by reference into any future filings under the Securities Act or the Exchange Act.

The Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements for the year ended May 31, 2010 and the audit of internal control over financial reporting as of May 31, 2010 with management.

2. The Audit Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the standards of the Public Company Accounting Oversight Board, and the Audit Committee has discussed with Ernst & Young LLP their independence from us and has considered whether the provision of the non-audit services is compatible with maintaining Ernst & Young LLP’s independence from us.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2010, for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

George A. de Urioste, Chairman

William M. Klein

William V. Russell

Dow R. Wilson

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than compensation agreements and other arrangements which are described in the “Board of Directors” and “Executive Compensation” sections of this proxy statement and the transactions described below, since the beginning our fiscal year 2010, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, nominees for director, executive officers, holders of more than five percent of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest.

We believe that all of the transactions set forth below are on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Mr. Wilson, one of our Board members, serves as the Executive Vice President of Varian Medical Systems, a publicly-traded company that designs and manufactures advanced equipment and software products for treating cancer with radiation. Mr. Kiani, one of our Board members, serves as the Chairman and Chief Executive Officer of Masimo Corporation. During the fiscal year 2010, we recorded sales to Varian Medical Systems approximately $252,000 and Masimo Corporation approximately $12,000 for various software and services.

On August 31, 2009, we repurchased 1,384,920 shares of our common stock directly from funds managed by FirstMark Capital L.L.C. in a negotiated transaction for an aggregate purchase price of $4.85 million. Lawrence D. Lenihan, Jr., a member of our Board of Directors until July 17, 2009, is the Chief Executive Officer and Managing Director of FirstMark Capital, LLC.

Our Audit Committee, in executing the responsibilities delegated to it by our Board of Directors under the Audit Committee Charter, will review, consider, and approve, reject or qualify all material related person transactions between us and our officers, directors and principal stockholders. In approving or rejecting a proposed related party transaction, our Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, if applicable, and the impact on a director’s independence. Our Audit Committee shall approve only those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission and the NASDAQ National Stock Market. Reporting Persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, we believe that during fiscal year 2010, all Reporting Persons complied with all applicable filing requirements.

Other Matters.    The Board of Directors knows of no other business, which will be presented to the annual meeting. If any other business is properly brought before the annual meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares are represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

/s/ PETER E. WILLIAMS III
Peter E. Williams III Secretary

Redwood Shores, California

September 27, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

SABA SOFTWARE, INC.

INTERNET

http://www.proxyvoting.com/saba

Use the Internet to vote your proxy.

Have your proxy card in hand when

you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote

your proxy. Have your proxy card in

hand when you call.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card

and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the

named proxies to vote your shares in the same

manner as if you marked, signed and returned your

proxy card.

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FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

Please mark, sign, date and mail this proxy card promptly, using the enclosed envelope.

Please mark your votes as indicated in this example X

1. ELECTION OF DIRECTOR

To elect one Class I Director to serve until our 2013 annual meeting of stockholders or until a successor is duly elected or appointed.

FOR nominee listed to the left

WITHHELD AUTHORITY to vote for nominee listed to the left

Nominee:

01 Joe E. Kiani

2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

To ratify the appointment by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2011.

FOR AGAINST ABSTAIN

Authority is hereby given to the proxies identified on the front of this card to vote in their discretion upon such other business as may properly come before the meeting.

WILL ATTEND

If you plan to attend the Annual Meeting please mark the WILL ATTEND box

Mark Here for Address Change or Comments SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://www.saba.com/company/investor_relations/annualreport/2010Proxy

FOLD AND DETACH HERE

PROXY

SABA SOFTWARE, INC.

Annual Meeting of Stockholders — November 17, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Bobby Yazdani and Peter E. Williams III, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all of the shares of common stock of Saba Software, Inc. that the undersigned is entitled to vote at the annual meeting of stockholders to be held at 2400 Bridge Parkway, Redwood Shores, California 94065-1166, on Wednesday, November 17, 2010, at 9:00 a.m., Pacific Time, or any adjournment or postponement thereof.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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